Exhibit 23.2



The Board of Directors
NN, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-50934) on Form S-8 of NN, Inc. of our report dated February 27, 2001, relating to the consolidated balance sheet of NN, Inc. as of December 31, 2000, and the related consolidated statement of income and comprehensive income, consolidated statement of changes in stockholders' equity, and consolidated statement of cash flows for the year then ended, which report appears in the December 31, 2000, annual report on Form 10-K of NN, Inc.



/s/ KPMG LLP

Charlotte, North Carolina
March 29, 2001